HARLEY-DAVIDSON, INC.
Board of Director and Executive
Stock Ownership Requirements
1.Requirements
The Board of Directors (“Board”) of Harley-Davidson, Inc. (“HDI”) believes that a significant way to reinforce the link among the interests of Non-Employee Directors, Executives, and Shareholders is to have Non-Employee Directors and Executives own a certain amount of HDI securities or common stock. Management has recommended and the Board has approved the following formal minimum ownership requirements (the “Stock Ownership Requirements”).

Groups	Multiple of Base Salary or Non-Employee Director Base Annual Retainer Fee
CEO	6X
CEO Direct Reports[1]	3X
Exec 3 - Exec 1 Band	1X
Non-Employee Directors	5X
2.Implementation

All persons in Groups listed in section 1 of these Stock Ownership Requirements are required to: (i) retain 100% of Net Shares that they acquired through the Incentive Stock Plan that vested prior to January 1, 2025 until they comply with the applicable multiple of base salary or retainer requirements set forth in Section 1; and (ii) retain at least 50% of Net Shares that they acquired through the Incentive Stock Plan that vested on or after January 1, 2025. “Net Shares” are defined as the number of shares remaining after the sale or withholding of shares to cover taxes and/or exercise costs.
Notwithstanding the requirement to retain 50% of Net Shares set forth above, if an Executive or Non-Employee Director exceeds the applicable multiple of base salary or retainer requirement set forth in the Stock Ownership Requirements, the Executive or Non-Employee Director may sell their shares in HDI provided that: (i) they otherwise remain in compliance with the applicable multiple of base salary or retainer requirements on the date of the sale; and (ii) the sale otherwise complies with applicable laws, Company policies, and related requirements.
Vested and unvested Restricted Stock and Restricted Stock Units, shares held in 401(k) accounts, deferred Stock Units and shares of common stock directly held by the applicable individual count toward satisfying these Stock Ownership Requirements. Unearned Performance Shares and vested stock options do not count for purposes of compliance with the stock ownership guidelines.
1 Does not include Executive Assistants

The Human Resources Committee (the “HR Committee”) will annually review Executives' and Non-Employee Directors' stock ownership levels and compliance with these Guidelines.
3.Exceptions/Exemptions
If compliance with these Requirements would create a severe hardship or prevent an Executive or Non-Employee Director from complying with a court order (e.g., in the case of a divorce settlement), these Requirements may be modified or waived. Exceptions or Exemptions from these Requirements are subject to the discretion of the Human Resources Committee.
4.Failure to Comply
If an Executive or Non-Employee Director fails to comply with these Requirements, such individual may be subject to a reduction in or restriction of future incentive stock awards at the discretion of the Human Resources Committee, or CEO and CHRO, as applicable.
Approved: August 15, 2002
Last Revised: September 3, 2026